I CERTIFY THIS IS A COPY OF A DOCUMENT FILED ON

APR 0 7 1998

12 JOHN S. POWELL
REGISTRAR OF COMPANIES
PROVINCE OF BRITISH COLUMBIA

PROVINCE OF BRITISH COLUMBIA

FORM 19
(Section 348)

Certificate of
Incorporation No. 343025

COMPANY ACT

SPECIAL RESOLUTIONS

The following special resolutions were passed by the undermentioned company on the date stated:

Name of Company: PENN-GOLD RESOURCES INC.

Date resolutions passed: MARCH 2, 1998

Resolutions:

1. "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT the authorized capital of the Company be altered by consolidating 100,000,000 shares without par value of which 13,531,756 shares are issued and outstanding into 7,692,307.69 common shares without par value of which 1,040,904.31 common shares without par value are issued and outstanding."

2. "BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

   1. the authorized capital of the Company be increased from 7,692,307.69 common shares without par value to 100,000,000 common shares without par value by creating 92,307,692.31 additional common shares without par value; and

   2. Paragraph 2 of the Memorandum, in the form of Schedule "A", of the Company be altered to read as follows:

      "2. The authorized capital of the Company consists of 100,000,000 common shares without par value."